EXHIBIT 16.1

January 28, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated October 18, 2013 of Northeast Automotive Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm, except for the following:

- we did not receive this filing until the close of business on Friday, January 24 so we were not aware of this information.

Sincerely,

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com